Exhibit 99.1

Syntec Optics Announces Target Date to File SEC Reports and Regain Nasdaq Compliance

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Syntec Optics Holdings, Inc.

September 24, 2025, 20:15 GMT

ROCHESTER, NY, UNITED STATES, September 24, 2025 / — Syntec Optics Holdings, Inc. (“Syntec Optics” or the “Company”), a leading provider of optics technology to scientific and technical equipment OEMs, has an update on the filings. As previously disclosed on September 16, 2025, the Company is delayed in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025. NASDAQ exception will be allowed to enable the Company to regain compliance with all delinquent filings, but only for a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or October 13, 2025. The Company’s auditors have substantially completed their procedures for these periods. The remaining steps primarily relate to the final engagement quality review of the forms, and final subject matter comments from national office QC. Once these reviews are finalized, the Company anticipates that the remaining administrative tasks and approvals necessary to simultaneously file the Form 10-K and Form 10-Qs will be concluded within two additional days. The Company is working diligently with its auditors on daily calls to complete the process as soon as practicable and will promptly file the reports once the final steps are complete.

About Syntec Optics

Syntec Optics Holdings, Inc. (Nasdaq: OPTX), headquartered in Rochester, NY, is one of the largest custom and diverse end-market optics and photonics manufacturers in the United States. Operating for over two decades, Syntec Optics runs a state-of-the-art facility with extensive core capabilities of various optics manufacturing processes, both horizontally and vertically integrated, to provide a competitive advantage for mission-critical OEMs. As more products become light-enabled, Syntec Optics continues to add more product lines, including recent Low Earth Orbit (LEO) satellite optics for communication, lightweight night vision goggle optics for defense, biomedical optics for defense, and data center optics for Artificial Intelligence. To learn more, visit www.syntecoptics.com.

For further information, please contact:

Investor Relations

Syntec Optics Holdings, Inc.

InvestorRelations@syntecoptics.com